Exhibit 99.1

Investor Relations
516-268-7460

DRIVE SHACK INC. ANNOUNCES LEADERSHIP ADDITIONS AND THIRD QUARTER 2018 EARNINGS RESULTS

NEW YORK—(BUSINESS WIRE) — November 8, 2018 — As Drive Shack Inc. (“Drive Shack” or the “Company”) continues to transform into a leading golf and entertainment company, the Board of Directors is excited to announce the addition of Ken May and David Hammarley to the management team to further drive the growth of the business.  Ken May, who joins the Company as Chief Executive Officer and President, was most recently the Chief Executive Officer of Topgolf.  During his 4 years at Topgolf, he oversaw 24 openings and a quadrupling of the company’s workforce.  “Ken has a proven track record as a golf entertainment innovator and operator,” said Wes Edens, Drive Shack’s Chairman of the Board of Directors.  “We will greatly benefit from his leadership and experience, which is second to none in the golf entertainment arena.”

David Hammarley, who joins the Company as Chief Financial Officer, brings a diverse offering of financial leadership experience from his two plus decades spent across companies such as sbe and Starwood.  Most recently, David was the Chief Financial Officer of sbe and prior to that, he held roles across corporate financial planning and analysis, investor relations, risk management, operational finance and strategic planning while at Starwood.  Ken and David will begin their appointments on November 12, 2018.  Larry Goodfield will remain with the Company as Chief Accounting Officer and Treasurer, Sara Yakin will stay with the Company as Chief Operating Officer and Sarah Watterson will join the Board of Directors of the Company.

The Company also announced today that it has been awarded the highly coveted opportunity to build Drive Shack New York City, right in Manhattan.  Leveraging the Company’s entertainment and traditional golf expertise, Drive Shack plans to operate the existing traditional driving range until breaking ground on the flagship Drive Shack venue in 2020.  With 1 site open and 6 sites in different phases of development, the Company remains excited about the prospects of growing the entertainment golf business.

In order to provide capital to fund this growth, the Company began pursuing the sale of its owned courses in early 2018.  The Company sold or plans to sell 24 properties for approximately $175 million of gross proceeds by the end of the first quarter of 2019.  While the Company approaches the completion of the course sales, the American Golf team is focused on continuing to organically improve course performance and expand its national footprint through the addition of new management agreements.

The Company also announces today results for the third quarter of 2018.  The Company recorded a loss of $15 million, or $0.23 per share, for the three months ended September 30, 2018, compared to a loss of $2 million, or $0.03 per share, in the corresponding period of the prior year.  The year-over-year decrease is primarily due to lower interest income earned from debt investments held during the third quarter 2017 but not during the third quarter 2018, impairment charges related to two golf courses and lease termination charges.

Lastly, the Company’s Board of Directors declares dividends on the Company’s preferred stock for the period beginning November 1, 2018 and ending January 31, 2019.  The dividends are payable on January 31, 2019 to holders of record of preferred stock on January 2, 2019.  The Company will pay dividends of $0.609375, $0.503125 and $0.523438 per share on the 9.750% Series B, 8.050% Series C and 8.375% Series D preferred stock, respectively.

INFORMATION REGARDING THE APPOINTMENT OF KEN MAY
Pursuant to Mr. May’s employment agreement dated November 7, 2018, the Company granted 3,351,355 of stock options to him, effective as of November 12, 2018, in connection with his appointment as Chief Executive Officer and President.

The maximum number of stock options that may be granted in the form of tax-qualified incentive stock options will be granted under the shareholder-approved Drive Shack Inc. 2018 Omnibus Incentive Plan (the “Plan”).  The remaining stock options will be granted outside the Plan in the form of nonqualified stock options as a material inducement for Mr. May to accept his offer of employment in reliance on the “employment inducement award” exemption to Section 303A.08 of the New York Stock Exchange Listed Company Manual that generally requires shareholder approval of equity-based compensation plans.  The stock options will have a per-share exercise price that is equal to the closing price of a share of the Company’s common stock on November 12, 2018.  The stock options are generally subject to vesting in equal annual installments over a three-year period based on Mr. May’s continued employment with the Company, subject to accelerated vesting of the stock options that would vest on the next vesting date upon a termination of employment by the Company without “cause,” by Mr. May for “good reason” or as a result of his death or “disability” (each as defined in Mr. May’s employment agreement).

ADDITIONAL INFORMATION  & EARNINGS CONFERENCE CALL
For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of the Company’s website, http://ir.driveshack.com. For consolidated information, please refer to the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, which are available on the Company’s website, http://ir.driveshack.com.

The Company’s management will host a conference call on Thursday, November 8, 2018 at 9:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of Drive Shack Inc.’s website, http://ir.driveshack.com.
All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-866-913-6930 (from within the U.S.) or 1-409-983-9881 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference conference ID “6938996.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at http://ir.driveshack.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:30 P.M. Eastern Time on Thursday, November 22, 2018 by dialing 1-800-585-8367 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference conference ID “6938996.”

Consolidated Statements of Operations (Unaudited)
($ in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Golf operations	$68,928	$62,034	$191,632	$168,969
Sales of food and beverages	18,491	19,657	53,451	53,223
Total revenues	87,419	81,691	245,083	222,192
Operating costs
Operating expenses	70,330	63,384	194,751	175,920
Cost of sales - food and beverages	5,180	5,721	15,413	15,762
General and administrative expense	10,149	8,188	29,611	22,734
Management fee to affiliate	—	2,678	—	8,032
Depreciation and amortization	4,495	6,187	14,358	17,952
Pre-opening costs	245	141	2,048	191
Impairment	4,172	28	5,645	60
Realized and unrealized (gain) loss on investments	48	(315)	(283)	6,361
Total operating costs	94,619	86,012	261,543	247,012
Operating loss	(7,200)	(4,321)	(16,460)	(24,820)
Other income (expenses)
Interest and investment income	467	8,418	1,382	22,701
Interest expense, net	(4,290)	(4,770)	(12,940)	(15,335)
Other (loss) income, net	(3,052)	202	(7,157)	372
Total other income (expenses)	(6,875)	3,850	(18,715)	7,738
Loss before income tax	(14,075)	(471)	(35,175)	(17,082)
Income tax (benefit) expense	—	(2)	—	1,047
Net Loss	(14,075)	(469)	(35,175)	(18,129)
Preferred dividends	(1,395)	(1,395)	(4,185)	(4,185)
Loss Applicable to Common Stockholders	$(15,470)	$(1,864)	$(39,360)	$(22,314)

Loss Applicable to Common Stock, per share
Basic	$(0.23)	$(0.03)	$(0.59)	$(0.33)
Diluted	$(0.23)	$(0.03)	$(0.59)	$(0.33)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	66,992,322	66,932,744	66,982,233	66,883,291
Diluted	66,992,322	66,932,744	66,982,233	66,883,291

Consolidated Balance Sheets
($ in thousands, except share data)

	(Unaudited) September 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$99,389	$167,692
Restricted cash	4,176	5,178
Accounts receivable, net	9,209	8,780
Real estate assets, held-for-sale, net	158,602	2,000
Real estate securities, available-for-sale	3,202	2,294
Other current assets	26,257	21,568
Total current assets	300,835	207,512
Restricted cash, noncurrent	1,012	818
Property and equipment, net of accumulated depreciation	101,582	241,258
Intangibles, net of accumulated amortization	50,121	57,276
Other investments	22,265	21,135
Other assets	10,950	8,649
Total assets	$486,765	$536,648

Liabilities and Equity
Current liabilities
Credit facilities and obligations under capital leases	$106,377	$4,652
Membership deposit liabilities	8,863	8,733
Accounts payable and accrued expenses	40,487	36,797
Deferred revenue	6,880	31,207
Real estate liabilities, held-for-sale	5,147	—
Other current liabilities	14,646	22,596
Total current liabilities	182,400	103,985
Credit facilities and obligations under capital leases - noncurrent	11,582	112,105
Junior subordinated notes payable	51,202	51,208
Membership deposit liabilities, noncurrent	89,549	86,523
Deferred revenue, noncurrent	7,817	6,930
Other liabilities	5,247	4,846
Total liabilities	$347,797	$365,597

Commitments and contingencies

Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock, 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of September 30, 2018 and December 31, 2017	$61,583	$61,583
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 67,027,104 and 66,977,104 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	670	670
Additional paid-in capital	3,174,948	3,173,281
Accumulated deficit	(3,100,404)	(3,065,853)
Accumulated other comprehensive income	2,171	1,370
Total equity	$138,968	$171,051

Total liabilities and equity	$486,765	$536,648

ABOUT DRIVE SHACK INC.
Drive Shack Inc. is a leading owner and operator of golf-related leisure and entertainment businesses.

FORWARD-LOOKING STATEMENTS
Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding  the anticipated growth of the Company’s golf entertainment business, the timing, frequency and success of opening new Drive Shack venues, including in New York City, the Company’s ability to consummate the sales of its owned golf courses, the Company’s ability to achieve the stated gross proceeds from the sales of its owned golf courses and the Company’s ability to add new management agreements and expand its national footprint. Furthermore, the License Agreement for Drive Shack New York City is currently pending registration at the comptroller’s office. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond Drive Shack’s control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K.  Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.